Exhibit 99.1

For Immediate Release

PDL BIOPHARMA DECLARES $500 MILLION SPECIAL CASH DIVIDEND AND
ANNOUNCES PLAN TO SEPARATE ITS BIOTECHNOLOGY OPERATIONS FROM
ITS ANTIBODY HUMANIZATION ROYALTY ASSETS

— Conference call to be held today at 2:30 p.m. PT/5:30 p.m. ET —

Redwood City, Calif., April 10, 2008 --- PDL BioPharma, Inc. (PDL) (Nasdaq: PDLI) announced today that its board of directors has:

•                  declared a special cash dividend of $4.25 per share of common stock, payable to stockholders of record on May 5, 2008, using proceeds from recent asset sales; and

•                  decided that the company will separate its antibody humanization royalty assets from its biotechnology operations to enable investors to invest in and realize the benefits of each asset independently; to effect this separation, PDL is planning to spin off of its biotechnology assets into a separate publicly traded entity.

“Consistent with our commitment to return the proceeds from our recent asset sale transactions, we are pleased to declare this special cash dividend,” said Karen A. Dawes, chairperson of the board.  “Further, following our stated plan to evaluate mechanisms to distribute to our stockholders the benefit of our royalty stream, we are taking this definitive step of separating our biotechnology operations from our antibody humanization royalty assets, including such royalty revenues from all current and future licensed products.  With this plan to spin off the biotechnology operations, investors can realize the value of each asset fully and independently.”

PDL declared the special cash dividend following receipt of the proceeds from the company’s recent sales of its commercial and cardiovascular products, and its biologics manufacturing facility.  PDL will distribute approximately $502 million to stockholders based on current shares outstanding.  The record date and dividend payment date will be May 5, 2008 and, pursuant to applicable Nasdaq rules, the ex-dividend date will be May 6, 2008.

The biotechnology company resulting from the spin-off will continue to leverage its core and novel antibody engineering technologies and develop its promising antibody product pipeline.  PDL expects to capitalize the new company with approximately $375 million of cash at the completion of the transaction.  PDL expects that this initial capitalization, along with potential milestone payments, non-humanization royalties and other payments under collaboration and other agreements, including the contingent consideration related to the company’s sale of its cardiovascular products, would fund the biotechnology spin-off for approximately three years based on the company’s current operating plans.  As of December 31, 2007, and prior to the receipt of the proceeds from recent asset sales, PDL’s cash, cash equivalents, marketable securities and restricted cash and investments totaled $440.8 million.  PDL does not expect the spin-off to change the recently announced organizational structure supporting its biotechnology operations.

Following the spin-off of the biotechnology company, PDL BioPharma will continue to hold the rights to antibody humanization royalty revenues from all current and future licensed products.  The company plans to distribute future antibody humanization royalty revenues, net of any operating expenses, debt service and income taxes, to its stockholders and does not intend to make any acquisitions or engage in any material capital expenditures.  PDL believes the separation will enhance its ability to sell or securitize all or part of such antibody royalties, either before or after the spin-off, should it decide to do so.  PDL’s outstanding convertible notes would remain as obligations of the company.  PDL expects that it would require a nominal number of employees to support its intellectual properties and provide for essential reporting and management functions of a public company.

PDL anticipates 2008 royalty revenues to be $240 million to $260 million.  PDL’s royalty revenues for the full year 2007 were $221.1 million, which were earned on worldwide net sales of eight antibody products licensed under PDL’s antibody humanization patents: Avastin®, Herceptin®, Xolair®, Raptiva® and Lucentis® antibody products from Genentech, Inc.; Synagis® antibody product from MedImmune, Inc.; Tysabri® antibody product from Elan Pharmaceuticals, Inc.; and Mylotarg® antibody product from Wyeth.  PDL also expects to receive royalty revenues on potential future sales of Actemra® from Hoffmann La-Roche and Cimzia® from UCB S.A., two antibody products that are licensed under the company’s humanization patents, should these products be approved for marketing.

PDL expects that the separation of its assets will be completed by the end of 2008. Additional details regarding the structure, leadership and financial operations of the two separate companies that would result from the spin-off transaction will be disclosed at a later time.

Tax Implications

The tax treatment of the special cash dividend to stockholders will depend upon PDL’s 2008 results and will be provided to stockholders of record by January 31, 2009.

The spin-off by PDL of the new biotechnology company will not qualify for tax-free treatment.  As a result, PDL would recognize taxable gain, if any, in connection with the spin-off to the extent that the fair market value of the new company’s stock, which would be based on its trading price after the spin-off, exceeds PDL’s tax basis in the assets transferred to the new company.  As with the special cash dividend, the tax treatment of the stock distribution to PDL stockholders will depend upon PDL’s 2008 results, including any gain recognized by PDL on the distribution, and will be provided to stockholders of record by January 31, 2009.

Conference Call Today

Members of PDL’s board and management team will hold a conference call today at 2:30 p.m. PT/5:30 p.m. ET to respond to questions from the investment community regarding today’s announcement. A webcast of the conference call will be available through the PDL website: http://www.pdl.com.

Forward-looking Statements

This press release contains forward-looking statements, including regarding PDL’s:

•                  Plan to separate certain royalty and biotech assets and liabilities through  a taxable spin-off of its biotechnology assets and expectation that the spin-off is expected to be consummated by the end of 2008;

•                  Expectations regarding assets and liabilities to be transferred to the biotechnology spin-off;

•                  Expectations regarding the initial cash funding for the spin-off and the period of time the initial capitalization would fund the operations of the biotechnology spin-off;

•                  The possibility of selling or securitizing PDL’s antibody humanization royalty assets; and

•                  Expectations regarding royalty revenues from potential future sales, including expectations of royalties from Roche’s Actemra antibody product and UCB’s Cimzia antibody product.

Each of these forward-looking statements involves risks and uncertainties. Actual results may differ materially from those, express or implied, in these forward-looking statements. Factors that may cause differences between current expectations and actual results include, but are not limited to, the following:

•                  The failure to obtain necessary consents from third parties could delay or make impractical to effect a spin off of PDL’s biotechnology assets;

•                  Changes in development or operations plans could affect the initial cash funding needed to adequately capitalize the biotechnology entity;

•                  PDL may not be able to negotiate a sale or securitization of its antibody humanization royalty assets on terms acceptable to it, or at all;

•                  Roche’s Actemra antibody product or UCB’s Cimzia antibody product may not be approved for marketing and PDL would not receive any royalty revenue with respect to these antibody products;

•                  Even if Roche’s Actemra antibody product or UCB’s Cimzia are approved for marketing, the royalties PDL may receive from these antibody products could be adversely impacted by the lack of market penetration, availability of drug supply, changes in the markets for these products due to alternative treatments, other actions by competitors or regulatory actions; and

•                  Alternative transactions or opportunities could arise or be pursued which would alter the timing or advisability of anticipated or planned transactions.

Other factors that may cause PDL’s actual results to differ materially from those expressed or implied in the forward-looking statements in this press release are discussed in PDL’s filings with the Securities and Exchange Commission (SEC), including the “Risk Factors” sections of its annual and quarterly reports filed with the SEC. Copies of PDL’s filings with the SEC may be obtained at the “Investors” section of PDL’s website at http://www.pdl.com. PDL expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in PDL’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based for any reason, except as required by law, even as new information becomes available or other events occur in the future. All forward-looking statements in this press release are qualified in their entirety by this cautionary statement.

About PDL

PDL BioPharma, Inc. is a biopharmaceutical company focused on the discovery and development of novel antibodies in oncology and select immunologic diseases. For more information, please visit http://www.pdl.com.

NOTE: PDL BioPharma and the PDL BioPharma logo are considered trademarks of PDL BioPharma, Inc. Herceptin, Avastin, Lucentis and Raptiva are registered U.S. trademarks of Genentech, Inc.  Xolair is a registered trademark of Novartis AG.  Synagis is a registered trademark of MedImmune, Inc. Mylotarg is a registered trademark of Wyeth.  Tysabri is a registered trademark of Elan Pharmaceuticals, Inc. Cimzia is a registered trademark of UCB Pharma S.A. Actemra is a registered trademark of Chugai Seiyaku Kabushiki Kaisha Corporation.

Contacts:

Kathleen Rinehart (Media)	Jean Suzuki (Investors)
(650) 454-2543	(650) 454-2648
kathleen.rinehart@pdl.com	jean.suzuki@pdl.com

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